Exhibit 10.1
SHARE PURCHASE AND TRANSFER AGREEMENT

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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9.12 Section Headings, Construction	62
9.13 Time of Essence	62
9.14 Governing Law	62

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SHARE PURCHASE AND TRANSFER AGREEMENT
     This Share Purchase and Transfer Agreement (this “Agreement”) is made as of December 5, 2008 (the “Effective Date”), by and among Platin 314. GmbH, a limited liability company formed pursuant to the laws of the Federal Republic of Germany (future Delta Design Europe GmbH) (“Platin 314.”), and Delta Design, Inc., a Delaware corporation (“Delta Design,” and together with Platin 314., the “Buyer”), on the one hand, and Dover German Intra-Group Service GmbH, a limited liability company formed pursuant to the laws of the Federal Republic of Germany (“German Seller”), Delaware Capital Formation, Inc., a Delaware corporation (“US Seller”), Dover Global Trading PTE. LTD., formed pursuant to the laws of the Republic of Singapore (“Asia Seller”) and Dover Electronic Technologies, Inc., a Delaware corporation (“Parent”) on the other hand. Each of German Seller, US Seller, Asia Seller and Parent is sometimes referred to herein individually as “Seller” and collectively as “Sellers.” Buyer and Sellers are sometimes individually referred to herein as a “Party” and collectively as “Parties.”
RECITALS
     A. German Seller is the sole shareholder of Rasco GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, having its business seat at Geigelsteinstrasse 6, D-83059 Kolbermoor and being registered with the commercial register of the local court of Traunstein, Germany, under HRB 15878 (the “German Company”) having a nominal share capital in the total nominal amount of EUR 4,589,200, divided into one share in the nominal amount of EUR 4,589,200 (the “German Shares”).
     B. US Seller is the sole shareholder of Rosenheim Automation Systems Corporation, a California corporation (the “US Company”), having its principal place of business at 3210 Scott Boulevard, Santa Clara, California. US Seller’s shares of the US Company are referred to herein as the “US Shares”. The US Shares and the German Shares are collectively referred to as the “Shares.”
     C. German Seller and US Seller desire to sell and transfer the German Shares and US Shares, respectively, on the terms of this Agreement and Sellers desire to sell and transfer certain assets of Asia Seller pursuant to an Asset Purchase Agreement entered into between Sellers and Delta Design Singapore PTE. LTD. (the “Asset Purchase Agreement;” and “Assets” as used herein shall have the meaning ascribed to such term in the Asset Purchase Agreement) a copy of which is attached to this Agreement as Schedule C. Each of the US Company, the German Company and the Asia Seller, and their respective Subsidiaries, if any, are sometimes referred to herein as an “Acquired Company” and collectively as the “Acquired Companies.”
     D. The Acquired Companies are engaged in, and the Assets are used in, the business of the manufacture, sale and service of gravity-fed and in-strip, semiconductor test handlers and related products (the “Business”).
     E. Platin 314. desires to purchase and acquire from German Seller the German Shares for the consideration and on the terms set forth in this Agreement.
     F. Delta Design desires to purchase and acquire from US Seller the US Shares for the consideration and on the terms set forth in this Agreement.

     G. Delta Design Singapore PTE. LTD. desires to purchase and acquire from Asia the Assets (as such term is defined in the Asset Purchase Agreement) for the consideration and on the terms set forth in the Asset Purchase Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Accounts Receivable”— as defined in Section 4.7.
     “Acquired Companies” — as defined in the Recitals of this Agreement.
     “Acquired Company” — as defined in the Recitals of this Agreement.
     “Acquired Company Product(s)” — each and all of the products of any Acquired Company (including without limitation all software products).
     “Acquired Company Proprietary Rights” — any Proprietary Rights owned by or licensed to any of the Acquired Companies or otherwise used and material to the Business of any Acquired Company.
     “Acquired Company Source Code” — any source code, or any portion, aspect or segment of any source code, included in any Acquired Company Product, relating to any Proprietary Rights owned by or licensed to any of the Acquired Companies or otherwise used by any of the Acquired Companies.
     “Agreement”—as defined in first paragraph hereof.
     “Alternative P1 Design Embodiments” — as defined in Section 4.21(d)(v).
     “Antitrust and Notarization Expenses” — as defined in Section 6.10.
     “Antitrust Expenses” — as defined in Section 6.10.
     “Antitrust Laws” — the German Competition Act (Gesetz gegen Wettbewerbsbeschränkungen), the European Community Treaty, the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.
     “Applicable Contract” — any Contract (a) under which any Acquired Company has or may acquire any rights, or (b) under which any Acquired Company, or any assets owned by it (or used by it pursuant to a written agreement) is or may become subject or bound to any obligation or liability.

     “Asia Seller” — as defined in first paragraph hereof.
     “Assets” — as defined in the Recitals of this Agreement.
     “Asset Purchase Agreement” — as defined in the Recitals of this Agreement.
     “Assumption of Liabilities Agreement” — as defined in Section 6.12.
     “Balance Sheet” — as defined in Section 4.3.
     “Benefit Plans” — as defined in Section 4.12(a).
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     “Board of Directors” — with respect to the US Company, Peter J. Marshall and Mark E. Miller, with respect to the German Company, Alexander Waldauf, and with respect to the Asia Seller, Ian Jenkins, Adrian Soh, Doris Ng, and Chiang Li Wei.
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, as the case may be.
     “Business” — as defined in the Recitals of this Agreement.
     “Buyer” — as defined in the first paragraph hereof.
     “Buyer’s Disclosure Schedule” — the Disclosure Schedule delivered by Buyer to Sellers, if any, concurrently with the execution and delivery of this Agreement.
     “Buyer’s Taxes” — as defined in Section 6.3(f).
     “Cash” — cash and cash equivalents (including marketable securities and short-term investments, but excluding trade or other receivables) as reflected on the books of the Acquired Companies calculated in accordance with GAAP (defined below), including outstanding checks and deposits presented to the applicable depositing bank but not cleared, provided that any such outstanding check or deposit does in the ultimate clear.
     “Cash Pooling Agreement” — The cash pooling agreement entered between the German Company and the German Seller on January 1, 2005 or any other cash pooling agreement entered with any of the Acquired Companies.

     “Christie, Parker & Hale Letter” - the letter addressed to Mr. Alfred Langer of German Company from the law firm of Christie, Parker & Hale LLP dated as of November 28, 2006 regarding the “Rasco ‘Saturn’ Study.”
     “Client Trust Account” — as defined in Section 3.2.
     “Closing” — as defined in Section 2.4.
     “Closing Date” — the date and time as of which the Closing actually takes place.
     “Closing Documents” — this Agreement, Asset Purchase Agreement, Transition Services Agreement, Turret Patent License and Assumption of Liabilities Agreement.
     “Competing Business” — as defined in Section 4.26.
     “Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including, but not limited to:
          (a) the sale and transfer of the US Shares, the German Shares and the Assets by US Seller, German Seller and Asia Seller, respectively, to Buyer;
          (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;
          (c) the execution and delivery of employment agreements with the managing directors as well as certain key employees of the Acquired Companies (collectively, the “Employment Agreements”);
          (d) Buyer’s acquisition and ownership of the Shares and Assets;
          (e) the execution and delivery of the Transition Services Agreement;
          (f) the execution and delivery of the Turret Patent License; and
          (g) the execution and delivery of the Assumption of Liabilities Agreement.
     “Continuing Employee” — as defined in Section 6.5.
     “Contract” — any agreement, license, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Controlled Group Liability” — as defined in Section 4.12(b).
     “Copyrights”—all copyrights, copyrightable works (including, without limitation, software or firmware), semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.
     “Damages” — as defined in Section 8.2.
     “Delta Design” — as defined in the first paragraph hereof.
     “Disclosure Schedule” — the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
     “Effective Date” — as defined in the first paragraph hereof.
     “Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental, Health, and Safety Liabilities” — any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or
          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act,

42 U.S.C. § 9601 et seq., as amended (“CERCLA”) “), by the German Federal Soil Protection Act (Bundesbodenschutzgesetz) and any other applicable local law.
     “Environmental Law” — any Legal Requirement that requires or relates to:
          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
          (d) protecting resources, species, or ecological amenities;
          (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
          (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
          (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA” — — as defined in Section 4.12(b).
     “ERISA Affiliate” — as defined in Section 4.12(b).
     “Everett Charles Technologies, Inc” — as defined in Section 4.26.
     “Excluded Liabilities” — — as defined in Section 6.12.
     “Excluded Property” -(i) any of the Germany Company and US Company intercompany accounts receivable due from Related Persons for cross charges, advances or notes receivable, and current income Taxes receivable (other than any corporate income tax credit (Körperschaftsteuerguthaben) receivable in the amount of Euro 571,000 as of December 31, 2006 (estimated for these purposes at $835,027)), (ii) all assets of the Asia Seller not used in or associated with the “Business” (as such term is defined in the Asset Purchase Agreement), and (iii) allocated leasehold improvements of the German Company related to the Shenzhen facility reflected on the balance sheet of DEK Printing Machines (Shenzhen) Co., Ltd., China.
     “Facilities” — any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment

(including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.
     “Fast Index Time” — An index time of less than 400 milliseconds, where “index time” is defined as the time, expressed in milliseconds for testing eight (8) semiconductor devices in parallel, between the end of testing devices to the beginning of testing other devices.
     “Financial Statements” — as defined in Section 4.3.
     “GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other Financial Statements referred to in Section 4.3(a) were prepared.
     “German Company” — as defined in the Recitals of this Agreement.
     “German Seller” — as defined in the first paragraph hereof.
     “German Shares” — as defined in the Recitals of this Agreement.
     “Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any:
          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
          (b) federal, state, local, municipal, foreign, or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity, any court or other tribunal, and any tax authority);
          (d) multi-national organization or body; or
          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

     “Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Indemnified Persons” — as defined in Section 8.2.
     “Infineon” — as defined in Section 6.9.
     “Interim Balance Sheet” — as defined in Section 4.3(a).
     “IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     “Issued Patents” — all patents, issued patents (including, without limitation, design patents), reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office, the European Patent Office or any other applicable Governmental Body.
     “Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; and Sellers and the Acquired Companies shall be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has, or at any time had, Knowledge of such fact or other matter: Peter J. Marshall, Mark E. Miller, Alex Waldauf, Sabine Loferer, Bernhard Feil, Christian Hellmuth, Alfred Langer, David R. Van Loan, Christian Klimm, Roman Steiger and John Hartner.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Material” — shall include anything having a value equal to or greater than US$ 25,000 and, as the context permits, an event, payment, violation, inaccuracy, circumstance or other matter shall be deemed to be “Material” if such event, payment, violation, inaccuracy, circumstance or other matter should result in an effect of US$ 25,000 or more.
     “Material Adverse Effect” — shall mean any change, event, circumstance, effect, violation or inaccuracy that, individually or when taken together with any other change, event, circumstance, effect, violation or inaccuracy and considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement and the Asset Purchase Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or results of operations or prospects of the Acquired Companies, taken as a whole, or the ability of the Sellers or the Acquired Companies to complete the Contemplated Transactions, except that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, event, circumstance or effect attributable to general economic conditions in the United States, Germany, Singapore, or any foreign jurisdiction in which any of the Acquired Companies has operations or sales; (ii) any change in any Legal Requirement or the interpretation thereof; (iii) any change in GAAP or other accounting rules; (iv) any change, event, circumstance or effect attributable to compliance with the terms of, or the taking of or failure to take any action required by, this Agreement; or (v) any change, event, circumstance or effect attributable to national or international political or social conditions, including the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere.
     “Material Contract” — as defined Section 4.16(b).
     “Multiemployer Plan” — as defined in Section 4.12(i).
     “Multiple Employer Plan” — as defined in Section 4.12(i).
     “Multitest” — as defined in Section 4.26.
     “Notarization and Antitrust Expenses” — as defined in Section 6.10.
     “Notarization Expenses” — as defined in Section 6.10.
     “Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.
     “Officer’s Certificate” — as defined in Section 2.5(a)(ii).
     “Off-Shelf Software” — as defined in Section 4.21(b)(ii).
     “Open Source Software” — as defined in Section 4.21(b)(iv).
     “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of normal operations of such Person;
          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
     “Organizational Documents” — (a) the articles of association or certificate of incorporation and the bylaws of a corporation, all as currently in effect; (b) the rules of procedure for managing directors; (c) the shareholder or stockholder agreements; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “P1” — as defined in Section 4.21(d)(v).
     “P1-In-Fact” — as defined in Section 4.21(d)(v).
     “Parent” — as defined in the first paragraph hereof.
     “Party” — as defined in the first paragraph hereof.
     “Patents” — the Issued Patents and the Patent Applications.
     “Patent Applications” — all published or unpublished, non-provisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions.
     “Person” — any individual, entity or Governmental Body.
     “Plan” — as defined in Section 4.12(c).
     “Plans” — as defined in Section 4.12(c).
     “Platin 314.” — as defined in the first paragraph hereof.
     “Pre-Closing Period” — as defined in Section 6.3(a)(i).
     “Pre-Closing Period Taxes” as defined in Section 6.3(a)(iii).
     “Pre-Closing Period Tax Return” as defined in Section 6.3(a)(i).
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Profit and Loss Pooling Agreement” — as defined in Section 4.1(j).

     “Proprietary Rights” — any and all of the following in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain names and domain name registrations, (iv) Copyrights, and (v) Trade Secrets; or (b) any right (whether at law, equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.
     “Proprietary Rights Agreement” — as defined in Section 4.19(b).
     “Purchase Price” — as defined in Section 3.1.
     “Qualified Plans” — as defined in Section 4.12(e).
     “Registered Copyrights” — all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.
     “Registered Trademarks” — all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.
     “Related Person” — with respect to a particular individual:
          (a) each other member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
          (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (defined below); and
          (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a like capacity).
     With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a like capacity);
          (d) any Person in which such specified Person holds a Material Interest;
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
          (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any parent, step-parent, sibling, child or step-child of such individual, (iv) mother-in law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such individual, and (v) any other relative who is sharing a household with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 50% plus one vote of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% plus one vote of the outstanding equity securities or equity interests in a Person, except in the case of a reference to any Seller or Acquired Company, in respect to each of which Material Interest shall mean direct or indirect beneficial ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.
     “Release” — any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Returns” — as defined in Section 4.10(b).
     “Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” — as defined in the first paragraph hereof.
     “Sellers Applicable Claim(s)” — as defined in Section 8.5.
     “Sellers’ Basket” — as defined in Section 8.5.
     “Seller’s Indemnification Cap” — as defined in Section 8.5.
     “Sellers’ Refunds” — as defined in Section 6.3(d).
     “Share” or “Shares”—as defined in the first paragraph hereof.
     “Straddle Period” — as defined in Section 6.3(b)(i).
     “Straddle Period Pre-Closing Taxes” — as defined in Section 6.3(b)(ii).
     “Straddle Period Return” — as defined in Section 6.3(b)(i).
     “Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the German Company and/or the US Company, as applicable.
     “Tax” — as defined in Section 4.10(a).
     “Taxes” — as defined in Section 4.10(a).
     “Tax Matter” — as defined in Section 6.3(c).
     “Threatened” — a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given (in writing), or if, as is known by a Person, any other event has occurred or any other circumstances exist, that would lead a reasonable Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Trade Secrets” — all product specifications, manufacturing specifications, operating specifications, data (including without limitation technical data), know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions (whether or not patentable) and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.
     “Trademarks” — all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations have been obtained and (iv) goodwill associated with each of the foregoing.
     “Transition Services Agreement” — an agreement between Buyer and Sellers entered into in connection herewith and related to transition services.
     “Turret” — the product related to the Issued Patent for turret handler technology under German Company’s file reference number EP58374UWPMRAS.
     “Turret Patent License” — a license from Sellers to Buyer entered into in connection herewith and relating to certain technology associated with the Turret product.
     “US Company” — as defined in the Recitals of this Agreement.

     “US Seller” — as defined in the first paragraph hereof.
     “US Shares” — as defined in the Recitals of this Agreement.
     “Year-End Audited Financial Statements” — as defined in Section 6.8.
2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Shares.
          (a) Subject to the terms and conditions of this Agreement, subject to the completion of the Closing set forth in Section 2.4 and with economic effect as of the Effective Date German Seller hereby sells and transfers the German Shares to Platin 314., and Platin 314. purchases and accepts the sale and transfer of the German Shares from German Seller; and
          (b) Subject to the terms and conditions of this Agreement, subject to the completion of the Closing set forth in Section 2.4 and with economic effect as of the Effective Date US Seller hereby sells and transfers the US Shares to Delta Design, and Delta Design purchases and accepts the sale and transfer of the US Shares from US Seller.
          (c) All rights, title and interests to the German Shares and US Shares shall pass to Paltin 314. and Delta Design, respectively, upon deposit of the Purchase Price (as defined below) in the accounts of Sellers at Closing.
     2.2 Reserved.
     2.3 Consent. The German Seller as the sole shareholder of the German Company hereby declares its consent to the Sale and Transfer of the German Shares and waives any pre-emption and other rights granted under the German Company’s current Articles of Association that are attached as Annex 2.3 to this Agreement.
     2.4 Closing. The closing of the purchase, sale and transfer of the Shares (the “Closing”) provided for in this Agreement shall take place immediately following the fulfillment of the condition precedent applicable to Buyer set forth in Section 7 of this Agreement (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, San Diego, California 92121, or at such other location as the parties hereto agree.
     2.5 Closing Obligations. At the Closing:
          (a) Sellers will deliver to Buyer:
               (i) certificates representing US Shares, duly endorsed (or accompanied by duly executed stock powers)
               (ii) a Certificate of the chief executive officer or chief financial officer of the Parent (the “Officer’s Certificate”) certifying that each of the representations and warranties of Sellers set forth in this Agreement and the Asset Purchase Agreement are accurate in all material respects as of the Closing Date, except that representations and warranties which address matters only as of a particular date are accurate in all material respects only as of the particular date. For purposes of the foregoing sentence, all “Material Adverse Effect” qualifiers and other materiality qualifications contained in such representations and warranties shall be disregarded for purposes of determining the accuracy of such representations and warranties pursuant to this Section 2.5(a)(ii). Each of the representations and warranties of Sellers set forth in Sections 4.1 and 4.2 of this Agreement and Sections 3.1 and 3.2 of the Asset Purchase Agreement are accurate in all respects as of the Closing Date.
               (iii) resignation letters from each of the members of the Board of Directors of the German Company and the US Company, and those officers, if any, of the German Company and the US Company designated by Buyer, each effective as of the Closing Date.
          (b) Buyer will deliver to Sellers the Purchase Price by wire transfer to the account specified by Sellers.
3. PURCHASE PRICE
     3.1 Purchase Price. The purchase price (the “Purchase Price”) for the sale and transfer of the German Shares, US Shares and Assets shall be an aggregate amount of US$ 80,000,000 (US-Dollars eighty million). The Purchase Price shall be payable on the Closing Date and shall be paid by wire transfer of immediately available funds (free of wire or bank charges and fees) in accordance with prior instructions of Sellers.
     3.2 Purchase Price Deposit. Buyer shall deposit the Purchase Price funds in the DLA Piper LLP (US) client trust account (the “Client Trust Account”) on the Effective Date. Upon satisfaction or waiver of the conditions set forth in Section 7, the Purchase Price funds shall be removed from the Client Trust Account and shall be paid by wire transfer of immediately available funds (free of wire or bank charges and fees) in accordance with the instructions of Sellers. Any interest earned on the Purchase Price funds during the interim period between the Effective Date and the Closing Date shall be payable to Buyer.
     3.3 Allocation of Purchase Price. Buyer and Sellers agree to allocate the Purchase Price among the portion of the Business acquired from each Seller, on a Seller-by-Seller basis, in accordance with an allocation schedule to be prepared jointly by the Buyer and Parent.
4. REPRESENTATIONS AND WARRANTIES OF SELLERS
     The following representations and warranties of Sellers in this Section 4 are applicable to each of the Acquired Companies as set forth herein; provided, however, that the provisions of Sections 4.1, 4.2, 4.4, 4.5 and 4.27 shall not be applicable to Asia Seller. Sellers and Parent jointly and severally represent and warrant to Buyer that the following statements are true and correct:

     4.1 Organization and Good Standing.
          (a) Part 4.1(a) of the Disclosure Schedule contains a complete and accurate list for each Acquired Company (and any direct or indirect Subsidiary of each Acquired Company) of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each).
          (b) Each Acquired Company is a corporation or other juristic business entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations. The German Company exists in a legally valid manner as a German limited liability company (Gesellschaft mit beschränkter Haftung), continues to exist and is entitled to carry on its business in its current form. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to be so qualified or to attain such standing could not reasonably be expected to have a Material Adverse Effect on such Acquired Company.
          (c) The excerpt from the commercial register as attached in Annex 4.1(c) hereto correctly reflects the corporate law situation of the German Company. There are no shareholder resolutions changing the Articles of Association which have not yet been effectuated and which are not yet reflected in the commercial register.
          (d) Annex 4.1(d) contains true and correct copies of each Acquired Company’s Organizational Documents, as are currently in effect.
          (e) Annex 4.1(e) contains a true and complete list of all powers-of-attorney issued by each of the Acquired Companies other than those which are shown in the excerpt of the commercial register as attached in Annex 4.1(c) hereto or which are limited to individual transactions in the ordinary course of business, consistent with past practice.
          (f) The Acquired Companies’ registered share capital has been fully paid up. There are no obligations to pay in additional capital. No hidden contribution of assets (verdeckte Sacheinlagen) has occurred. No (cash or non-cash) repayments, including hidden ones (verdeckte Rückzahlungen), were made from any of the Acquired Companies’ assets necessary for the preservation of the registered share capital (in particular repayments within the meaning of Section 30 paragraph 1 of the German Limited Liability Company Act (GmbHG) or any comparable law applicable to any of the Acquired Companies).
          (g) The German Shares represent all authorized share capital and all issued and outstanding shares of the German Company. There are no securities of any of the Acquired Companies convertible into or exchangeable for shares. None of the Acquired Companies has the obligation to issue, and no third party has any right to acquire from any of the Acquired Companies or from Sellers, any shares of any Acquired Company, or securities convertible into or exchangeable for such shares. There are no outstanding obligations of any of the Acquired Companies to repurchase or otherwise acquire any shares of such Acquired Company.
          (h) German Seller is the sole and unrestricted legal and beneficial owner of the German Shares and US Seller is the sole and unrestricted legal and economic owner of the US Shares. The Shares are duly authorized and validly issued. The Shares as well as the shares in any other of the Acquired Companies are free of any liens, encumbrances or other rights of third parties and no claims exist regarding the granting of such rights or the sale and transfer of the Shares as well as in the shares in any other of the Acquired Companies. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party (including contingent rights) to purchase or acquire any of the Shares or any of the shares in any other of the Acquired Companies. Neither any of the Acquired Companies nor any Seller is bound by any agreement, including voting trust agreements (Stimmbindungsverträge) or sub-participation agreements (Unterbeteiligungsverträge), or any restriction or obligation relating to any rights under the Shares or the shares in any other of the Acquired Companies.
          (i) No Seller is either directly or indirectly subject to any restrictions on transfer or on any other disposition regarding the Shares.
          (j) Except as set forth at Part 4.1(j) of the Disclosure Schedule, none of the Acquired Companies holds, and none is obligated to acquire any participation or sub-participation in another business enterprise or other legal entity. None of the Acquired Companies is bound by enterprise agreements (Unternehmensverträge) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG).
          (k) No insolvency proceedings have been initiated against any Seller or any of the Acquired Companies, there are no present circumstances which would justify the initiation of such proceedings. Neither any Seller nor any of the Acquired Companies has entered into any moratorium agreement or similar agreement with its creditors, has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No Acquired Company’s assets has been seized or confiscated by or on behalf of any third party, and there are no foreclosure, forfeiture, execution or enforcement proceedings pending or threatened, with respect to any of the Acquired Companies or its assets. There are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 4.1(k).
          (l) The profit and loss pooling agreement entered between the German Company and German Seller as of July 9, 2004 (the “Profit and Loss Pooling Agreement”) has been terminated and Seller has provided Buyer with appropriate legal documentation to such effect.
          (m) The Cash Pooling Agreement has been terminated as of the Closing Date and Seller has provided Buyer with appropriate legal documentation to such effect.
     4.2 Authority.
          (a) To the extent necessary under Legal Requirements and the charter documents of Sellers and the Acquired Companies, the Closing Documents have been authorized by the Board of Directors and shareholders of each Seller. Upon the execution of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of each applicable Seller, enforceable against such Seller in accordance with their respective terms. The execution of the Closing Documents by each Seller and the performance of the Contemplated Transactions do not conflict with any provision of the Organizational Documents of such Seller. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Closing Documents applicable to it, and to perform its obligations under such Closing Documents.
          (b) Except as set forth in Part 4.2(b) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company, as applicable;
               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Sellers, or any of the assets owned or used by any Acquired Company, may be subject;
               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;
               (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;
               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or
               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.
          (c) Except as set forth in Part 4.2(c) of the Disclosure Schedule, the execution and performance by Sellers of this Agreement and the consummation of the Contemplated Transactions do not require any consent or waiver by, or filing with, any Governmental Body and do not violate any applicable law or decision of any court, Governmental Body or arbitrator binding on any of the Sellers or the Acquired Companies.
          (d) Except as set forth in Part 4.2(d) of the Disclosure Schedule, neither any Seller nor any Acquired Company is or will be required to give any notice to or obtain any

Consent from any Person in connection with the execution of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Financial Statements.
          (a) Sellers have delivered to Buyer: (i) unaudited combined balance sheets of the Acquired Companies as at December 31 in each of the years 2005 through 2006, and the related unaudited combined statements of income, and cash flows for each of the fiscal years then ended, (ii) a combined balance sheet of the Acquired Companies as at December 31, 2007 (the “Balance Sheet”), and the related combined statement of income, and cash flows for the fiscal year then ended (with such statements to be delivered pursuant to this subsection (a)(ii) excluding the assets of the Asia Seller not used in or associated with the “Business” (as such term is defined in the Asset Purchase Agreement)), and (iii) an unaudited combined balance sheet of the Acquired Companies as of August 31, 2008 (the “Interim Balance Sheet”), and the related unaudited combined statement of income, and cash flows for the eight (8) months then ended (with such statements to be delivered pursuant to this subsection (a)(iii) excluding the assets of the Asia Seller not used in or associated with the “Business” (as such term is defined in the Asset Purchase Agreement)). The foregoing financial statements are referred to as the “Financial Statements” and are attached hereto as Annex 4.3.
          (b) Except as set forth in Part 4.3(b) of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial condition and the results of operations, and cash flows of the Acquired Companies as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP; the Financial Statements referred to in this Section 3 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Financial Statements.
     4.4 Books and Records. The books of account, minute books and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices in the relevant jurisdiction, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies since May 17, 2004, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books since such date. At the Closing, all of those books and records will be in the possession of the Acquired Companies.
     4.5 Title to Properties; Encumbrances. Other than the Excluded Property, Part 4.5 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests in real property owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 4.5 of the Disclosure Schedule, retentions of title agreement in the Ordinary Course of Business and personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments, and other than those assets purchased or properties acquired in the Ordinary Course of Business) are listed in Part 4.5 of the Disclosure Schedule. All Material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     4.6 Condition and Sufficiency of Assets. Except as set forth in Part 4.6 of the Disclosure Schedule, other than the Sellers, and except for administrative matters (such as cash management, tax management, insurance and the like), there is no Related Person of Sellers that is substantially involved in day-to-day management and operation of the Business. The assets held by the Acquired Companies, together with the Assets, constitute all of the assets, tangible and intangible, of any nature whatsoever, that are required for the full and effective operation of the Business as currently operated. Except as set forth in Part 4.6 of the Disclosure Schedule, to the Knowledge of Sellers and the Acquired Companies, the buildings, plants, structures, and equipment owned or used by the Acquired Companies in all material respects are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
     4.7 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date or being transferred in connection with the

Contemplated Transactions (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless collected prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off in the Ordinary Course of Business of the applicable Acquired Company. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 4.7 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.
     4.8 Inventory. Except as set forth in Part 4.8 of the Disclosure Schedule, all inventory of the Acquired Companies, whether reflected in the Balance Sheet or the Interim Balance Sheet or subsequently acquired, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to the appropriate net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on an average cost basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Acquired Companies, net of reserves reflected on the accounting books and records of the Acquired Companies.
     4.9 No Undisclosed Liabilities. Except as set forth in Part 4.9 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) greater than $25,000, individually or in the aggregate, except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and those incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet. Except as set forth in Part 4.9 of the Disclosure Schedule the Acquired Companies are not guarantors or indemnitors of any indebtedness of any other Person.
     4.10 Taxes.
          (a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all current taxes and tax-related ancillary obligations (steuerliche Nebenleistungen) within the meaning of § 3 German Tax Code (Abgabenordnung) or tax under the laws of any other jurisdiction, and levy (Abgabe) and any other charge including, but not limited to, all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect including, without limitation, corporate income tax, trade tax, real estate transfer tax, payroll taxes, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or owed in any relevant jurisdiction; no matter how they are levied or determined.
          (b) The Acquired Companies have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to the Acquired Companies or their operations for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due.
          (c) As of the date hereof each of the Acquired Companies has, and as of the Closing Date shall have (i) timely withheld from its employees, independent contractors, customers, shareholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Body or taxing authority.
          (d) During the period of all unexpired applicable statutes of limitations, the Acquired Companies have not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against any of the Acquired Companies that is not reflected as a liability on the Financial Statements, and none of the Acquired Companies has executed any agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (e) The Acquired Companies do not have any liabilities for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, that have not been accrued for or reserved in accordance with GAAP on the Balance Sheet or the Interim Balance Sheet.
          (f) Except as set forth in Part 4.10(f) of the Disclosure Schedule, the Acquired Companies are not a party to any tax-sharing agreement or similar arrangement with any other party, and the Acquired Companies have not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.
          (g) Except as set forth in Part 4.10(g) of the Disclosure Schedule, since May 17, 2004, the Acquired Companies’ Returns have not been audited by a government or taxing authority, nor is any such audit in process or pending, the Acquired Companies have not been notified of any request for such an audit or other examination and no appeals, litigation or binding rulings with respect to Taxes are pending.
          (h) Sellers have disclosed to Buyer (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that any Acquired Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any like or similar tax programs or policies affecting any Acquired Company. The Acquired Companies are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any

Governmental Body and the consummation of the Contemplated Transactions hereby will not have any Material Adverse Effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.
          (i) Sellers have made available to Buyer copies of all of the Acquired Companies’ Returns filed for all periods for the last three (3) taxable years.
          (j) No Acquired Company is or has been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
          (k) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of any Acquired Company relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.
          (l) No Acquired Company has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the IRC.
          (m) No Acquired Company is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of any of the Acquired Companies that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the IRC as an expense under applicable law, or that would give rise to a penalty under Section 409A of the IRC.
          (n) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) in conjunction with the Closing.
          (o) The US Company has not agreed to make, nor is required to make, any change in accounting method under Section 481 of the IRC or corresponding provision of state, local or foreign law.
          (p) The US Company has not since May 17, 2004 received any private letter ruling from the Internal Revenue Service or comparable rulings or formal or informal tax determination letter or advice from any government or taxing agency.
          (q) Except as set forth in Part 4.10 (q) of the Disclosure Schedule, no power of attorney with respect to Taxes has been granted with respect to any Acquired Company.
          (r) Each Acquired Company is in material compliance with all transfer or domestic or cross-border pricing requirements in all jurisdictions in which such Acquired Company does business. No US Company Tax Return has ever been subject to an adjustment in respect to transfer pricing under IRC Section 482 or corresponding provision of state, local or foreign law. Notwithstanding the foregoing in this section 4.10(r), neither Sellers nor Parent represent that the practices of each Acquired Company used to comply with such transfer or domestic or cross-border pricing requirements will be satisfactory or adequate after Closing and such practices should not be relied upon by Buyer after the Closing Date.
          (s) No claim has been made by a taxing authority (foreign or domestic) in a jurisdiction where any Acquired Company does not file Returns to the effect that any Acquired Company may be subject to Tax by that jurisdiction. The jurisdictions in which each Acquired Company has filed or is currently filing Returns is set forth in Part 4.10 of the Disclosure Schedule.
          (t) The US Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
          (u) As of the date hereof, Dover Corporation, a Delaware corporation, on behalf of German Company, has timely filed via certified mail, return receipt requested, Form 8832 with the IRS electing to have German Company classified as a disregarded entity for Tax purposes and has provided Buyer with a copy of such Form 8832.
     4.11 No Material Adverse Effect. Since the date of the Interim Balance Sheet, there has not been a Material Adverse Effect.
     4.12 Employee Benefits.
          (a) Except as set forth in Part 4.12(a) of the Disclosure Schedule or as may be required under this Agreement or Legal Requirements, since the date of the Balance Sheet, in respect to any Acquired Company there has not occurred (i) any material adoption or amendment of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding), (ii) outside of the Ordinary Course of Business entry into, or contribution to, any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor or any beneficiary thereof (collectively, “Benefit Plans”), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2007. Except as expressly contemplated hereby, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Companies.

          (b) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the IRC, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the IRC, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the IRC or Section 4001 (b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          (c) Part 4.12(c) of the Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of any of the Acquired Companies or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any Acquired Company or to which any Acquired Company contributes or is obligated to contribute (“Plans”) and list of employees covered by each Plan. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, partial retirement (Altersteilzeit), severance, change of control and fringe benefit plans, programs or agreements, commitments or obligations.
          (d) With respect to each Plan in respect to any employees of the US Company, Sellers, all Sellers’ Related Persons and the US Company are in full compliance with ERISA. With respect each Plan of the German Company and Asia Seller, Sellers have delivered to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report for any pension and/or welfare benefit plan that is required to be filed with a Governmental Body regarding such plan’s financial condition, investments, and/or operations and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the appropriate government taxing authority, if any. Except as specifically provided in the foregoing documents delivered to Buyer, there are no material amendments to any Plan or any new Plan that have been adopted or approved nor have Sellers or any Acquired Company undertaken to make any such amendments or adopt or approve any new Plan.
          (e) Part 4.12(e) of the Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the IRC (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the Knowledge of Sellers, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of IRC Section 501(c)(9), which governs voluntary employees’ beneficiary associations.
          (f) All contributions required to be made to any Plan by Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. The German Company has always complied with sec. 16 para. 1 German Company Pension Act (Betriebsrentengesetz). The German Company and any other Acquired Company that is subject to German labor law has satisfied all legal requirements to protect all employee benefits against insolvency and made all required contributions to such insolvency protection.
          (g) Each Acquired Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the IRC and Legal Requirements applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of any Acquired Company under ERISA or the IRC. No prohibited transaction has occurred with respect to any Plan.
          (h) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the IRC, if any: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under Plan (whether or not vested), on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the Contemplated Transactions will not result in the occurrence of any such reportable event; and (iv) all premiums due to the Pension Benefit Guaranty Corporation have been timely paid in full, if any. All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Company at any time within the past three years have been fully satisfied.
          (i) Except as set forth on Part 4.12(i) of the Disclosure Schedule, no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).
          (j) There does not now exist, and no circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Acquired Company following the Closing. Without limiting the generality of the foregoing, neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.
          (k) Except as set forth on Part 4.12(k) of the Disclosure Schedule, no Acquired Company has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the IRC or Part 6 of Title I of ERISA and at no expense to any Acquired Company.
          (l) All Plans covering non US employees of any of the Acquired Companies comply with applicable local Legal Requirements and are fully funded and/or book reserved to the extent required.
          (m) Except as set forth on Part 4.12(m) of the Disclosure Schedule, no labor organization or group of employees of the Acquired Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Companies has complied with the Worker Adjustment and Retraining Notification Act, as applicable.
          (n) There are no pending or threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.
          (o) Part 4.12(o) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Companies to any employee, director, consultant or independent contractor, other than routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Companies have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Acquired Company. Part 4.12(o) of the Disclosure Schedule identifies any extension of credit maintained by the Acquired Companies to which the second sentence of Section 13(k)(1) of the Securities Exchange Act of 1934, as amended, applies.
          (p) The German Company has paid all mandatory contributions to social security in respect of Mr. Wiederer’s lawsuit against the health insurance Techniker Krankenkasse (TKK) which is pending before the social court (landessozialgericht) in Munich, Germany.
          (q) None of the existing pension schemes of the German Company is affected by the sale and transfer of the shares in the German Company and has to be amended or modified due to this transaction; in particular the German Company may remain a member of Optima Pensionskasse.
     4.13 Compliance with Legal Requirements; Governmental Authorizations.
          (a) Except as set forth in Part 4.13(a) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

               (i) each Acquired Company is, and at all times since May 17, 2004, has been, in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, and the operative facilities of the Acquired Companies have been constructed, and any subsequent alterations or extensions thereof have been carried out, in compliance with all applicable legal provisions and orders by public authorities (in particular as regards zoning law, building law and trade law).
               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any material obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
               (iii) no Acquired Company has received, at any time since May 17, 2004, any written notice or other written communication from any Governmental Body regarding any pending (A) actual or alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) actual or alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of cost of, any remedial action of any nature.
          (b) Part 4.13(b) of the Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 4.13 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:
               (i) each Acquired Company is, and at all times since May 17, 2004, has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.13 of the Disclosure Schedule;
               (ii) no event has occurred or circumstance exists that reasonably could (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.13 of the Disclosure Schedule;
               (iii) no Acquired Company has received, at any time since May 17, 2004, any notice or other communication in writing from any Governmental Body regarding any (A) actual or alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) actual or proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.13(b) of the Disclosure

Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
The Governmental Authorizations listed in Part 4.13(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.
          (c) Since May 17, 2004 none of the Acquired Companies has obtained any grants, state aids, subsidies, state loans or tax allowances. There is no obligation of any repayment under any grant, state aid, subsidy, state loan or tax allowances.
     4.14 Legal Proceedings; Orders.
          (a) Except as set forth in Part 4.14(a) of the Disclosure Schedule, there is no pending Proceeding:
               (i) that has been commenced by or against any Acquired Company; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that Sellers believe may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Part 4.14 of the Disclosure Schedule will not have a Material Adverse Effect.
          (b) Except as set forth in Part 4.14(b) of the Disclosure Schedule:
               (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or, to the Knowledge of Sellers and the Acquired Companies, used by any Acquired Company, is subject;
               (ii) Sellers are not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
               (iii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from continuing any present conduct, activity, or practice in respect to the business of any Acquired Company.
          (c) Except as set forth in Part 4.14 of the Disclosure Schedule:
               (i) each Acquired Company is, and at all times since May 17, 2004, has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or, to the Knowledge of Sellers and the Acquired Companies, used by it, is or has been subject;
               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or, to the Knowledge of Sellers and the Acquired Companies, used by any Acquired Company, is subject; and
               (iii) no Acquired Company has received, at any time since May 17, 2004, any written notice or other written communication from any Governmental Body regarding any actual or alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or, to the Knowledge of Sellers and the Acquired Companies, used by any Acquired Company, is or has been subject.
     4.15 Absence of Certain Changes and Events. Except as set forth in Part 4.15 of the Disclosure Schedule, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect or:
          (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect;
          (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares or capital stock of any Acquired Company, other than distributions or other payments to Parent, or as Parent shall direct, as contemplated by this Agreement, or (ii) any repurchase, redemption or other acquisition by any Acquired Company of any shares of capital stock or other securities;
          (c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Company, (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Company, or (iii) any instrument convertible into or exchangeable for any share capital, capital stock or other security of any Acquired Company;
          (d) any amendment or waiver of any of the rights of any Acquired Company under, or acceleration of vesting under, (i) any provision of any of any Acquired Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Acquired Company stock option, or (iii) any restricted stock purchase agreement on the part of any Acquired Company;
          (e) any amendment to any Organizational Document of any of the Acquired Companies, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Company;

          (f) any creation of any Subsidiary of an Acquired Company or acquisition by any Acquired Company of any equity interest or other interest in any other Person;
          (g) any capital expenditure by any Acquired Company which, when added to all other capital expenditures made on behalf of the Acquired Companies since the date of the Interim Balance Sheet, exceeds US $25,000 in the aggregate;
          (h) except in the Ordinary Course of Business, any action by the Acquired Companies to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 4.16), or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract;
          (i) any (i) acquisition, lease or license by any Acquired Company of any Material right or other Material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Company of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;
          (j) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Company;
          (k) any pledge of any assets of or sufferance of any of the assets of an Acquired Company to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;
          (l) any (i) loan by an Acquired Company to any Person, other than an employee or regarding trade credit, outside the Ordinary Course of Business, or (ii) incurrence or guarantee by an Acquired Company of any indebtedness for borrowed money outside the Ordinary Course of Business;
          (m) any (i) adoption, establishment, entry into or amendment by an Acquired Company of any Plan or (ii) outside the Ordinary Course of Business payment of any bonus or any profit sharing or similar payment to, or Material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Company;
          (n) any change of the methods of accounting or accounting practices of any Acquired Company in any Material respect, unless required by GAAP or Legal Requirements;
          (o) any Tax election by any Acquired Company as shall have effect beyond the Effective Date;
          (p) any commencement or settlement of any Material Proceeding by any Acquired Company;
          (q) any agreement or commitment to take any of the actions referred to in clauses (b) through (p) above.

     4.16 Contracts; No Defaults.
          (a) Part 4.16 of the Disclosure Schedule contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies of each written Contract (including any amendments):
               (i) with any director, officer or Related Person of the Acquired Companies;
               (ii) evidencing, governing or relating to indebtedness for borrowed money outside of trade credit contracted in Ordinary Course of Business,
               (iii) not entered into in the Ordinary Course of Business that involves expenditures or receipts, or the performance of services with a value, in excess of US $25,000;
               (iv) that materially restricts the business activity of any Acquired Company or materially limits the freedom of any Acquired Company to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;
               (v) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or pursuant to which any of the Acquired Companies is or could reasonably become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director;
               (vi) (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights (except for any Contract pursuant to which (i)  any Proprietary Rights are licensed to the Acquired Companies under any third party software license generally available to the public, or (ii) any Proprietary Rights are licensed by any of the Acquired Companies to any customer as part of a product sale on a non exclusive basis) and providing for payment to, or by, any Acquired Company; or (B) of the type referred to in Section 4.21(d);
               (vii) providing for indemnification of any officer, director, employee or agent;
               (viii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (and entered into since May 17, 2004), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;
               (ix) incorporating any guaranty, any warranty or any indemnity obligation, except for Contracts substantially similar in all essential terms to the standard terms and conditions of sale or purchase previously delivered by Sellers to Buyer;
               (x) relating to any currency hedging;

               (xi) (A) imposing any confidentiality obligation on any of the Acquired Companies or any other Person that would have a Material Adverse Effect or materially restrict the Acquired Companies’ operations, or (B) containing any provision limiting the ability of the Acquired Companies to acquire any securities or ownership interest of any Person, or (C) to which any Governmental Body is a party and under which such Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Company and any contractor or subcontractor to any Governmental Body);
               (xii) that a Seller or an Acquired Company expects shall have a Material Adverse Effect on the Business of any of the Acquired Companies or on any of the transactions contemplated by this Agreement;
               (xiii) any Contract involving an annual amount of US$ 100,000 or more; or
               (xiv) any other Contract, if a breach of such Contract would have a Material Adverse Effect.
          (b) Each of the foregoing is a “Material Contract.”
               (i) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
               (ii) Except as set forth in Part 4.16(b) of the Disclosure Schedule: (i) none of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had a Material Adverse Effect; and, to the Knowledge of Sellers, no other Person has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had a Material Adverse Effect; (ii) to the Knowledge of Sellers, no event has occurred that (with or without notice or lapse of time) will (A) result in a violation or breach of any of the provisions of any Acquired Company Contract, (B) give any Person the right to declare a default or exercise any material remedy under any Acquired Company Contract, (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Acquired Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract, (E) result in the disclosure, release or delivery of any Acquired Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) since May 17, 2004, none of the Acquired Companies has received any written notice or other written communication regarding any actual violation or breach of, or default under, any Acquired Company Contract, excepting in each such case defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect, and matters settled or resolved.

     4.17 Insurance.
          (a) Sellers have delivered to Buyer:
               (i) an accurate summary of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;
               (ii) true and complete copies of all pending applications for policies of insurance; and
          (b) Part 4.17(b) of the Disclosure Schedule generally describes:
               (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;
               (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and
               (iii) all material obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) outside the Ordinary Course of Business and identifies the policy under which such coverage is provided.
          (c) Part 4.17(c) of the Disclosure Schedule sets forth year by year for the current policy year and each of the two (2) preceding policy years:
               (i) a summary of the loss experience under each policy;
               (ii) a statement describing each claim or group of associated claims under an insurance policy for an amount in excess of US $100,000, which sets forth:
                    (A) the name of the claimant;
                    (B) a description of the policy by insurer, type of insurance, and period of coverage; and
                    (C) the amount and a brief description of the claim(s); and
               (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
          (d) Except as set forth on Part 4.17(d) of the Disclosure Schedule:
               (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company:

                    (A) are valid, outstanding, and enforceable in all material respects;
                    (B) to the Knowledge of Sellers and Acquired Companies are issued by an insurer that is financially sound and reputable;
                    (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies;
                    (D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;
                    (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and
                    (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.
               (ii) No Acquired Company has received nor are Sellers aware of (A) any pending refusal of coverage or any notice that a pending defense will be afforded with reservation of rights, or (B) within the last twenty-four (24) months received any notice of cancellation to the effect that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
               (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.
               (iv) The Acquired Companies have given notice to the applicable insurer of each pending claim under such insurer’s policy (or policies).
     4.18 Environmental Matters. Except as set forth in Part 4.18 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:
          (a) Each Acquired Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Sellers nor any Acquired Company has received nor to the Knowledge of Sellers or any of the Acquired Companies is there any reasonable basis to expect any written order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual violation or failure to comply with any Environmental Law, or of any actual obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct it is responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.
          (c) Neither Sellers nor any Acquired Company has received nor to the Knowledge of Sellers or any of the Acquired Companies is there any reasonable basis to expect any citation, directive, inquiry, notice, Order, summons, warning, or other written communication that relates to Hazardous Activity, Hazardous Materials, or any alleged or actual violation or failure to comply with any Environmental Law, or of any alleged or actual obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct it is responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
          (d) Neither Sellers nor any Acquired Company, nor any other Person for whose conduct it is responsible, is subject to any Environmental, Health, and Safety Liabilities with respect to the Facilities or, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company, has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
          (e) Except as set forth at Part 4.18(e) of the Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. Neither any Acquired Company, nor any other Person for whose conduct it is or may be held responsible, has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which such Acquired Company has or had an interest.
          (f) There has been no Release by any Acquired Company of any amounts of Hazardous Materials at or from the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.
          (g) Sellers have delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company of which Sellers are aware pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws in connection therewith.

     4.19 Employees.
          (a) Part 4.19 of the Disclosure Schedule contains a complete and accurate list of all employees, directors, and leased employees and the following information for each employee, director, and leased employee, if any, of the Acquired Companies, including each employee on leave of absence or layoff status or in partial retirement (Altersteilzeit): employee number; level (1-4); cost center; start date; years of service; form of pay; status; base monthly salary; currency; number of salary months per annum; organization; position title; direct insurance pension fund amount; max variable pay; sales commission basis; whether person has a standard contract; notice period; protection against dismissal – yes/no (including due to works council position); leave status or layoff or partial retirement or disability; vacation accrued; and overtime hours or pay accrued.
          (b) To the Knowledge of Sellers and the Acquired Companies, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way materially adversely affects or will materially affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies with such employee or director. To the Knowledge of Sellers and the Acquired Companies, except as set forth at Part 4.19(b) of the Disclosure Schedule, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.
          (c) Part 4.19(c) of the Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
          (d) Part 4.19(d) of the Disclosure Schedule contains a complete and accurate list of all applicable, works agreements (Betriebsvereinbarungen), similar agreements with other employee representative bodies; policies, unilateral commitments (Gesamtzusagen) and business practices (betriebliche Übung) of the German Company.
          (e) Part 4.19(e) of the Disclosure Schedule contains a complete and accurate list of the following information for each former officer or director of the Acquired Companies that was employed or served as an officer or director within the last two years: name, date of discontinuance of service to the Acquired Companies and a summary of the circumstances surrounding the discontinuance of service, including any termination benefits that have been, or are entitled to be, received and a summary of any claim made by such former employee or director against the applicable Acquired Company which such Acquired Company has denied.
          (f) All individual targets for bonus or incentive to directors or employees of the Acquired Companies have been set or agreed on for the current and past fiscal years; none of the directors or employees can claim payment of bonus or incentive because of failure to properly set or agree on targets for bonus or incentives.
          (g) All employee leasing contracts (Verträge über Arbeitnehmerüberlassung) fully comply with the German Employee Leasing Act (Arbeitnehmerüberlassungsgesetz).
          (h) All directors and employees of the Acquired Companies are in the possession of a valid work permit and a visa (if applicable).
     4.20 Labor Relations; Compliance. Except as set forth at Part 4.20 of the Disclosure Schedule, no Acquired Company is a party to any collective bargaining or other labor Contract. There is not presently pending, and to the Knowledge of Sellers and the Acquired Companies there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or material employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, material organizational activity, or other material labor or employment dispute against or affecting any of the Acquired Companies, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers and the Acquired Companies, no event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company is in compliance in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, works agreements, the payment of social security and similar taxes, occupational safety and health, and plant closing, and no Acquired Company is liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     4.21 Intellectual Property.
          (a) Part 4.21 of the Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Company:
               (i) Part 4.21(a)(i)(A) of the Disclosure Schedule lists all of the Patents owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Part 4.21(a)(i)(B) of the Disclosure Schedule lists all of the Patents in which any of the Acquired Companies has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Acquired Companies, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Companies;
               (ii) Part 4.21(a)(ii)(A) of the Disclosure Schedule lists all of the Registered Trademarks owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed and all other Trademarks owned by any Acquired Company and used in connection with any Acquired Company Product or in the conduct of any Acquired Company’s business. Part 4.21(a)(ii)(B) of the Disclosure Schedule lists all of the Registered Trademarks in which any of the Acquired Companies has any right, title or interest, other than those owned by the Acquired Companies (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Companies;
               (iii) Part 4.21(a)(iii)(A) of the Disclosure Schedule lists all of the Registered Copyrights owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed. Part 4.21(a)(iii)(B) of the Disclosure Schedule lists all of the Registered Copyrights in which any of the Acquired Companies has any right, title or interest, other than those owned by the Acquired Companies (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Companies; and
               (iv) The Acquired Companies are the sole and exclusive owners of and have good and valid title to all of the Acquired Company Proprietary Rights identified in Parts 4.21(a)(i)(A), 4.21(a)(ii)(A) and 4.21(a)(iii)(A) of the Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies. The Acquired Companies have a valid right to use, license and otherwise exploit all Proprietary Rights identified in Parts 4.21(a)(i)(B), 4.21(a)(ii)(B), and 4.21(a)(iii)(B) of the Disclosure Schedule and all Trade Secrets used by any Acquired Company, other than those owned by the Acquired Companies (including without limitation interest acquired through a license or other right to use). The Acquired Company Proprietary Rights identified in Part 4.21(a) of the Disclosure Schedule, together with the Trade Secrets and any Copyrights owned or licensed by Sellers that have been registered with a Governmental Body and used by any Acquired Company, constitutes in all material respects (A) the Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Companies as conducted or proposed to be conducted on the date of this Agreement, and (B) the Proprietary Rights necessary to make, have made, use, offer for sale, sell or import the Acquired Company Product(s). With the exception of Pro-Works software license (“Pro-Works”), no license of any Proprietary Rights is currently in force between any Related Person and any of the Acquired Companies, and other than the Turret Patent License and Pro-Works, no such license will be necessary following the Closing Date, in order to operate the Acquired Companies as currently conducted and as currently proposed to be conducted, including without limitation as necessary to make, have made, use, offer for sale, sell or import any Acquired Company Product(s).
               (v) Part 4.21(a)(v) of the Disclosure Schedule lists all of the domain names and domain name registrations owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which the domain names have been registered owned by any

Acquired Company and used in connection with any Acquired Company Product or in the conduct of any Acquired Company’s business.
          (b) Part 4.21(b) of the Disclosure Schedule lists all written Contracts, rights and other arrangements expressed in writing (and, with respect to Related Persons, oral Contracts) relating to any Acquired Company Proprietary Rights or any Acquired Company Product, as follows:
               (i) Part 4.21(b)(i) of the Disclosure Schedule lists (A) any Contract relating to any Acquired Company Proprietary Rights that grants any right to make, have made, manufacture, use, sell, offer to sell, import, export, or distribute any Acquired Company Product, except for non-exclusive licenses to customers solely in connection with the use of a purchased product; (B) any license of Proprietary Rights whether any of the Acquired Companies is licensor or licensee, with or without the right to sublicense the same; (C) joint development Contracts; (D) any Contract by which any of the Acquired Companies grants any ownership right to any Person to any Acquired Company Proprietary Rights owned by any of the Acquired Companies; (E) any Contract under which any of the Acquired Companies undertakes any ongoing royalty or similar payment obligations in excess of US$ 20,000 as a lump-sum payment or per annum with respect to an Acquired Company Proprietary Rights or any Acquired Company Product, (F) any Contract under which any Acquired Company grants an option, covenant not to assert, immunity from suit, right of first refusal, right of first negotiation, preemptive right, equitable interest, title retention or title reversion, in each case relating to any Acquired Company Proprietary Rights; (G) any Contract under which any Person is granted any right to access Acquired Company Source Code or to use Acquired Company Source Code to create derivative works of any Acquired Company Products or any Acquired Company Source Code; (H) any Contract pursuant to which any Acquired Company has deposited or is required to deposit with an escrow agent or any other Person any Acquired Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Company Source Code; and (J) any Contract that by its terms limits any of the Acquired Companies’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Company Proprietary Rights (or any tangible embodiment thereof);
               (ii) Except as set forth in Part 4.21(b)(iii) of the Disclosure Schedule, and except for Off-Shelf Software, there are no royalties, fees or other amounts payable by any of the Acquired Companies to any Person by reason of the ownership, use, sale or disposition of Acquired Company Proprietary Rights of other Persons. The term “Off-Shelf Software” means standardized nonexclusive licenses for “off the shelf” or other software (excluding any Open Source Software) widely available through regular commercial distribution channels on standard terms and conditions obtained by any of the Acquired Companies in the Ordinary Course of Business;
               (iii) Except as set forth in Part 4.21(b)(iii) of the Disclosure Schedule, none of the Acquired Companies has entered into any written Contract, license or other arrangement in writing to indemnify any other Person against any charge of infringement of any Acquired Company Proprietary Rights or by any Acquired Company Product, other than indemnification provisions contained in standard sales or agreements to customers or end users arising in the Ordinary Course of Business, the forms of which have been made available to Buyer or its counsel;
               (iv) Part 4.21(b)(iv) of the Disclosure Schedule lists each Acquired Company Product that contains, links to, relies on or otherwise uses any software that is Open Source Software, a description of such Acquired Company Product and the Open Source Software license agreement applicable to such Open Source Software. Except as set forth in Part 4.21(b)(iv) of the Disclosure Schedule, none of the Acquired Companies Products contains, links to, relies on or otherwise uses any software, firmware or middleware that is or may be subject to an Open Source Software license agreement. The term “Open Source Software” means and includes any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License;
               (v) Other than as disclosed in Part 4.21(b) and except in respect to Off-Shelf Software there are no outstanding obligations to pay any amounts or provide other consideration to any other Person in connection with any Acquired Company Proprietary Rights (or any tangible embodiment thereof); and
               (vi) No Acquired Company and, to the Knowledge of Sellers and the Acquired Companies, no other Person is in breach of any Contract, license or other arrangement described in this Section 4.21(b) and no Acquired Company has notified any Person and no Person has notified the Company in writing of any such breach.
          (c) Except as set forth in Part 4.21(c) of the Disclosure Schedule:
               (i) No other Person jointly owns, licenses or claims any right, title or interest in any Acquired Company Proprietary Rights. No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of any of the Acquired Companies has any right, title or interest in, to or under any Acquired Company Proprietary Rights that has not been exclusively assigned, transferred or licensed to Acquired Companies;
               (ii) No Person has asserted or threatened a claim in writing, nor are there to the Knowledge of Sellers and the Acquired Companies any facts which could reasonably give rise to a claim which would adversely affect any Acquired Company’s ownership rights to, or rights under, any Acquired Company Proprietary Rights, or any Contract, license or any other arrangement under which Acquired Companies claim any right, title or interest under any Acquired Company Proprietary Rights, or which would restrict in any material respect the use, transfer, delivery or licensing by Acquired Companies of the Acquired Companies’ Proprietary Rights or Acquired Companies Products;
               (iii) None of the Acquired Companies is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Company Proprietary Rights by any of the Acquired Companies, or the use, transfer or licensing of any Acquired Company Product by any of the Acquired Companies, or which may affect the validity, use or enforceability of any Acquired Company Proprietary Rights;
               (iv) No Related Person of Sellers or any Acquired Company is infringing or misappropriating any Acquired Company Propriety Right and, to the Knowledge of Sellers and the Acquired Companies, no Acquired Company Proprietary Rights have been infringed or misappropriated by any Person. To the Knowledge of Sellers and the Acquired Companies, there is no unauthorized use, disclosure or misappropriation of any Acquired Company Proprietary Rights by any current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of any of the Acquired Companies;
               (v) All Patents purported to be owned by the Acquired Companies have been validly transferred to the Acquired Companies, no third Person has any rights with respect to any of the Patents, and all compensation to be paid under the German Act on Employee Inventions (Arbeitnehmererfindergesetz) has been paid to employee inventors; and
               (vi) All Registered Copyrights, Registered Trademarks and domain names included in the Acquired Company Proprietary Rights (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) to the Knowledge of Sellers and the Acquired Companies no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available nor does there exist any fact that could lead to any such opposition.
          (d) Except as set forth in Part 4.21(d) of the Disclosure Schedule:
               (i) all Patents in which any of the Acquired Companies has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in material accordance with the legal and administrative requirements of the appropriate Governmental Body and have not lapsed, expired or been abandoned;
               (ii) (A) all Patents in which any of the Acquired Companies has any right, title or interest, disclose patentable subject matter, have been prosecuted in good faith, are subsisting and are in good standing, (B) there are no pending inventorship challenges or other claims pertaining to any such Patents, (C) no interference has been declared or to the Knowledge of Sellers and the Acquired Companies provoked relating to any such Patents, (D) to the Knowledge of Sellers and the Acquired Companies no opposition proceedings have been commenced related to such Patents in any jurisdictions which such procedures are available, (E)

all Issued Patents in which any of the Acquired Companies has any right, title or interest are valid and enforceable, and (F) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts;
               (iii) to the Knowledge of Sellers and the Acquired Companies there is no material fact with respect to any Patent Application in which any of the Acquired Companies has any right, title or interest that would (i) preclude the issuance of an Issued Patent from such Patent Application (with valid claims as broad in scope in all material respects as the claims as currently pending in such Patent Application), (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (iii) cause the claims included in such Patent Application to be narrowed in any material respect;
               (iv) no Acquired Company has received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included in the Acquired Company Proprietary Rights; and
               (v) neither the conduct of the Acquired Companies’ businesses as conducted on and prior to the Closing Date, nor the making, using, offering for sale, selling, otherwise distributing or importing of any Acquired Company Product (or any Acquired Company Proprietary Rights embodied in any Acquired Company Product), infringes on the rights of or constitutes misappropriation or unlawful use of any Proprietary Rights of any Person. The making, using, offering for sale, selling, otherwise distributing or importing the P1 Saturn (the “P1”) having a mechanism for transferring parts to and from a test socket as currently designed and embodied in working model or prototype form (“P1-In-Fact”) does not infringe on the rights of or constitute misappropriation or unlawful use of (i) any Proprietary Rights of Sellers or any Related Person of Sellers (including Multitest and Everett Charles Technologies, Inc.), or (ii) any Proprietary Rights of any Person with respect to any of the patents referenced in the Christie Parker & Hale Letter (for the sake of clarity, this representation shall not apply to (a) any alternative embodiments of the drive and transfer mechanism for transferring parts to and from a test socket of the P1 that are described in the Patent Application associated with the P1 which are inconsistent with the P1-In Fact (“Alternative P1 Design Embodiments”), or (b) any possible conflict between the Alternative P1 Design Embodiments and the patent claims noted in the Christie Parker Hale Letter), or (iii) to the Knowledge of Sellers, any Proprietary Rights of any other Person. No Person has asserted or threatened a claim in writing, nor are there any facts which could reasonably give rise to a claim, that any Acquired Company Product or P1 (or any Acquired Company Proprietary Rights embodied in any Acquired Company Product, or P1) infringes on the rights of, misappropriates or unlawfully uses any Person’s Proprietary Rights. No Person has notified any Acquired Company in writing that the Acquired Company requires a license to any of such Person’s Proprietary Rights. No Acquired Company has obtained any non-infringement opinions from counsel (inside or outside counsel) regarding the business of the Acquired Company or any Acquired Company Product or P1.
          (e) To the Knowledge of Sellers and the Acquired Companies there does not exist any material fact with respect to the Trademarks included in the Acquired Company Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable. The

Acquired Companies have taken commercially reasonable and customary measures and precautions necessary to protect and maintain Trademarks included in the Acquire Company Proprietary Rights and otherwise to maintain and protect the value of all such Trademarks. To the Knowledge of Sellers and the Acquired Companies there does not exist any material fact with respect to any Copyrights included in the Acquired Company Proprietary Rights that would (a) preclude the issuance of any Registered Copyright from any copyright applications, or (b) render any such Copyrights invalid or unenforceable.
          (f) Sellers and the Acquired Companies have taken all commercially reasonable and customary measures and precautions reasonably required to protect and maintain the confidentiality of all Trade Secrets in which any Acquired Company has any right, title or interest and otherwise to maintain and protect the value of all such Trade Secrets. Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies have not disclosed any Trade Secrets to any Person without having the recipient thereof execute a written Contract regarding the non-disclosure and non-use thereof. No Acquired Company has received any notice from a third Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Acquired Company Proprietary Rights. Without limiting the generality of the foregoing, except as set forth in Part 4.21(f) of the Disclosure Schedule:
               (i) All current employees of any of the Acquired Companies who are or were involved in, or who have contributed to, the creation or development of any Acquired Company Proprietary Rights have executed and delivered to the applicable Acquired Company a Contract (containing no material exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Acquired Company of any Proprietary Rights arising from services performed by such Persons that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by Sellers to Buyer; each Acquired Company has exercised its rights pursuant to the German Employee Invention Act (Arbeitnehmererfindergesetz) (in the case of the German Company) or any comparable law applicable to any of the Acquired Companies. To the Knowledge of Sellers and the Acquired Companies no current employee is in violation of any term of any such Contract, including without limitation any patent disclosure agreement or other employment Contract or any other Contract relating to the relationship of any such employee with the Acquired Company, if any;
               (ii) All current consultants and independent contractors to any of the Acquired Companies who are or were involved in, or who have contributed to, the creation or development of any Acquired Company Proprietary Rights have executed and delivered to the applicable Acquired Company a Contract (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Acquired Company of any Proprietary Rights arising from services performed by such Persons that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Buyer. No current or former employee, officer, director, shareholder, consultant or independent contractor to any of the Acquired Companies has any material right, claim or interest in or with respect to any Acquired Company Proprietary Rights. To the Knowledge of Sellers and the Acquired Companies no current consultant or independent contractor is in violation of any term of any such Contract, including without limitation any patent disclosure agreement or any other Contract relating to the relationship of any such consultant or independent contractor with the Acquired Company; and
               (iii) Except as disclosed as required under Section 4.21(b)(i) above, none of the Acquired Companies has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Company Source Code. No event has occurred, and to the Knowledge of Sellers and the Acquired Companies no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Company Source Code.
          (g) All authors of any works of authorship in the Acquired Company Proprietary Rights and Acquired Company Products have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Legal Requirements or such authors prepared such works in jurisdictions that do not recognize moral rights. The term “moral rights” shall mean collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”
          (h) No Acquired Company is and has ever been, and to the Knowledge of the Sellers no previous owner of any Acquired Company Proprietary Rights was during the duration of their ownership, a member or promoter of, or a contributor to or made any commitments or Contracts regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate an Acquired Company or the previous owner to grant or offer to any other Person any license or right to the Acquired Company Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by an Acquired Company or any Related Person of an Acquired Company after the date of this Agreement.
          (i) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Company Proprietary Rights or any Acquired Company Product that would afford any ownership of or any rights or licenses in, to or under any Acquired Company Proprietary Rights to such Governmental Body.
     4.22 Certain Development. As of the Closing, neither Multitest nor Everett Charles Technologies, Inc., nor any other Related Person of Sellers, is in “active development” of next generation gravity handlers involving a Fast Index Time. For purposes of this representation, the definition of “active development” shall require there to have been a job order opened with charges by more than one engineer. The “active development” definition will also specifically exclude concept discussions, drawings or other expressions of pre-development ideas. Further, this representation is made as of the Closing Date and shall not extend to further development activities initiated after the Closing Date.

     4.23 Certain Payments. No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any material Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies. Since May 17, 2004, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly been in breach of any applicable anti-corruption legislation.
     4.24 Sale of Products; Performance of Services.
          (a) Except as set forth in Part 4.24(a) of the Disclosure Schedule, or as is covered by the “warranty” reserve reflected on the Balance Sheet of the Acquired Companies, each product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Companies to any Person:
               (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and
               (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Acquired Company Proprietary Rights or other asset (or the operation or performance thereof).
          (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Companies were in all material respects performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.
          (c) Except as set forth in Part 4.24(c) of the Disclosure Schedule, since the date of the Interim Balance Sheet, no customer or other Person has asserted or Threatened to assert any material claim against any of the Acquired Companies (i) under or based upon any warranty provided by or on behalf of any of the Acquired Companies, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Companies or any services performed by any of the Acquired Companies.

     4.25 Business Relationships. To the Knowledge of Sellers and the Acquired Companies the relationships of the Acquired Companies with their customers, distributors, licensors, designers and suppliers are satisfactory in all material respects and the execution of this Agreement and the consummation of the Contemplated Transactions shall not adversely affect the relationships of the Acquired Companies with such customers, distributors, licensors, designers and suppliers.
     4.26 Relationships with Related Persons. Other than with respect to Multitest GmbH (“Multitest”) and Everett Charles Technologies, Inc. (“Everett Charles Technologies, Inc.”) (for purposes of this Agreement, each of Multitest and Everett Charles Technologies, Inc. is defined to include those Related Persons (operating companies/indirect subsidiaries) the operations of which it controls and the financial results of which are combined with its own) neither Sellers nor any Related Person of Sellers or of any Acquired Company have, or since May 17, 2004, have had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses in any material way. Other than with respect to Multitest and Everett Charles Technologies, Inc. (as herein defined), neither Sellers nor any Related Person of Sellers or of any Acquired Company is, or since May 17, 2004, have owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had substantial business dealings or a financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company. Except as set forth in Part 4.26 of the Disclosure Schedule and other than Multitest and Everett Charles Technologies, Inc. (as defined herein), neither Sellers nor any Related Person of Sellers or of any Acquired Company are a party to any Contract with, or has any claim or right against, any Acquired Company.
     4.27 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Company.
     4.28 Disclosure. No representation or warranty of Sellers or any Acquired Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
5. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers that the following statements are true and correct:
     5.1 Organization and Good Standing. Platin 314. is a limited liability company duly organized, validly existing, and in good standing under the laws of Germany. Delta Design is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     5.2 Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver the Closing Documents and to perform its obligations under the Closing Documents.
          (b) Except as set forth in Part 5.2 of Buyer’s Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
               (i) any provision of Buyer’s Organizational Documents;
               (ii) any resolution adopted by the board of directors or the shareholders of Buyer; or
               (iii) any Legal Requirement or Order to which Buyer may be subject.
Except as set forth in Part 5.2 of Buyer’s Disclosure Schedule, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     5.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
6. CERTAIN COVENANTS AND OTHER AGREEMENTS
     6.1 Cash Collection. Without limitation, prior to the Closing, Parent shall effectively have the right to exercise all incidents of ownership as to Cash, including the right to cause each Acquired Company to distribute Cash to Sellers or their designee.  To the extent that the transfer of any Cash is not practical or possible on or prior to the Closing Date, Buyer shall cause the transfer of such Cash to Parent or its designee as soon as reasonably possible following the Closing Date, but in no event later than 30 days after Closing Date.  German Seller shall pay all Taxes in connection with any such transfers/distributions regardless of whether such transfers/distributions were made prior to or following the Closing Date.  German Seller shall indemnify and hold harmless Buyer for any Taxes paid by Buyer or post-Closing Acquired Companies in connection with any such transfers/distributions made to Parent or its designee.
     6.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers shall agree. Unless consented to by Buyer in advance (which consent shall not be unreasonably withheld) or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep the existence and terms of this Agreement confidential. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     6.3 Tax Matters.
          (a) Returns and Payments for Tax Periods Ending on or Before the Closing Date:
               (i) Sellers shall cause to be prepared all Tax Returns of each Acquired Company for any period that ends on or before the Closing Date (each, a “Pre-Closing Period”), including all consolidated, combined or unitary income and franchise Tax Returns for all Pre-Closing Periods for which any Acquired Company remains eligible to be a part of through and including the Closing Date (each, a “Pre-Closing Period Tax Return”). Sellers shall deliver to Buyer for review a copy of each Pre-Closing Period Tax Return as soon as reasonably practicable prior to the filing deadline for such Pre-Closing Period Tax Return. If Buyer reasonably objects to any reporting position on any Pre-Closing Period Tax Return it shall promptly notify Sellers, and the Sellers shall use their Best Efforts to address such objections prior to the filing of such Pre-Closing Period Tax Return.
               (ii) Buyer shall cause each Acquired Company to timely file such PreClosing Period Tax Returns; provided, however, that Sellers shall file all such consolidated, combined or unitary income and franchise Pre-Closing Period Tax Returns.
               (iii) Sellers, or, as the case may be, Buyer shall cause to be timely paid all Taxes relating to any Pre-Closing Period (“Pre-Closing Period Taxes”).
          (b) Returns and Payments for Tax Periods during Straddle Periods.
               (i) Buyer shall cause each Acquired Company to prepare and timely file all Tax Returns (each, a “Straddle Period Return”) of such Acquired Company for all periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period”). Buyer shall cause such Acquired Company to timely pay all Taxes due on each Straddle Period Return.
               (ii) Such Taxes paid by such Acquired Company, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Straddle Period Pre-Closing Taxes.” Sellers shall pay to Buyer within thirty (30) days of when due an amount equal to the Straddle Period Pre-Closing Taxes due with respect to any such Straddle Period Returns filed by such Acquired Company (after taking into account any estimated Taxes paid prior to the Closing and legally credited to such Acquired Company).
               (iii) Buyer shall cause each Acquired Company to timely pay all Taxes either directly to the applicable taxing authority or indirectly, by remitting Taxes to Sellers (or Sellers shall pay to Buyer), on or prior to their due date. Because the Straddle Period Pre-Closing Taxes involve a period that begins before and ends after the Closing Date, such Straddle Period Pre-Closing Taxes shall be calculated as follows: For purposes of this Section 6.3(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period ending on or before the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, revenue or receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Taxes based upon or related to income, revenue or receipts, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, using the “closing of the books” method of accounting. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date. Any amounts owed by Sellers to Buyer pursuant to this Section 6.3(b) shall be paid by Sellers within ten (10) business days of Buyer’s written request therefor or five (5) business days prior to the date on which such Acquired Company is required to cause to be paid the related Tax liability, whichever is later.
          (c) Indemnification. Except as provided in Section 6.3(f), Sellers shall indemnify and hold harmless Buyer, or, at the discretion of the Buyer, each Acquired Company from and against any (A) Straddle Period Pre-Closing Taxes of such Acquired Company that relate to a Straddle Period, (B) Taxes assessed against such Acquired Company with respect to all taxable periods ending on or prior to the Closing Date, including any Pre-Closing Period Taxes, (C) federal, state and local income and franchise Taxes of any member (other than such Acquired Company) of any affiliated group of which any of the Sellers is a member assessed against such Acquired Company for any taxable period by reason of such Acquired Company being severally liable for the Tax of such affiliated group pursuant to Treasury Regulation Section 1.1502-6 or any analogous national, super-national, state or local Legal Requirement relating to Tax and (D) Taxes of any Related Person (other than such Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. A claim for indemnification under this Section 6.3(c) may be asserted by notice to the applicable Seller. Buyer shall cause each Acquired Company to promptly notify the applicable Seller in writing upon receipt by such Acquired Company or any of its Related Persons of notice of any pending or threatened Tax audits or assessments that may affect the Tax liabilities of such Acquired Company and for which Sellers could be liable under this Section 6.3(c). Notwithstanding the foregoing, a failure to notify the applicable Seller as provided above shall not relieve Sellers of any liability under this Section 6.3(c), except to the extent that Sellers demonstrate that the defense of such audit or assessment is materially prejudiced by the failure to give such notice. Sellers shall have the sole right to represent such Acquired Company’s interests in any Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, that involves a Tax liability or potential Tax liability that is indemnifiable under this Section 6.3(c) (a “Tax Matter”) and the sole right to assume the defense of and the negotiations with the applicable Tax authority with respect to all Tax Matters and all claims or adjustments proposed with respect to any Taxes of any Acquired Company relating to all Pre-Closing Periods and Straddle Periods.
          (d) Refunds. All refunds or credits of Taxes (including any interest thereon) received by or credited to each Acquired Company attributable to periods ending on or prior to the Closing Date, except for corporate income tax credit (Körperschaftsteuerguthaben)

receivable in the amount of Euro 571,000 as of December 31, 2006 (estimated for these purposes at $835,027) or to such portions of Straddle Periods ending at the close of business on the Closing Date as determined under Section 6.3(a) or (b) (collectively, “Sellers’ Refunds”) shall be for the benefit of Sellers, and Buyer shall cause each Acquired Company to, pay over to Sellers any Sellers’ Refunds upon receipt thereof. In addition, if the Straddle Period Pre-Closing Taxes with respect to a Straddle Period of any Acquired Company are less than the payments previously made by or credited to such Acquired Company with respect to such Straddle Period, then Buyer shall cause such Acquired Company to pay to Sellers the excess of such previous payments over such Straddle Period Pre-Closing Taxes upon such Acquired Company’s receiving the benefit of such excess payments either through a refund of such excess payments and/or through a reduction in any Tax payment that otherwise would be required to be made by such Acquired Company or one or more of its Related Persons after the Closing.
          (e) Cooperation. After the Closing Date, the Parties shall, and Buyer shall cause each Acquired Company to, make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of any of the Sellers for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. After the Closing Date, the Parties shall, and Buyer shall cause each Acquired Company to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this Section 6.3 and any audit, litigation, appeal, hearing or other proceeding with respect to Taxes. Such cooperation shall include providing the information, records and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. Sellers will assist Buyer and the Acquired Companies in registering the transfer of real estate with the tax authorities that must be completed within two weeks after the Effective Date.
          (f) Buyer’s Taxes. Except as provided in Section 6.3(c), Sellers shall not indemnify or hold harmless any Acquired Company or any of its Related Persons and instead Buyer shall cause the Acquired Companies to pay, or cause to be paid, and Buyer shall indemnify and hold harmless Sellers and its Related Persons from and against any liability for Taxes (which shall include all Taxes for Straddle Periods except for Straddle Period Pre-Closing Taxes) of any Acquired Company or its Related Persons with respect to any taxable period after the Closing Date, including Taxes arising from any sale or other disposition of assets by any Acquired Company after the Closing Date (collectively, “Buyer’s Taxes”). Sellers shall promptly notify Buyer in writing upon receipt by any Seller or any of its Related Persons of notice of any pending or threatened Tax liabilities for which Buyer could be liable under this Section 6.3(f). Buyer shall have the sole right to represent the Sellers’ and their Related Persons’ interests in any Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, that involves a Tax liability or potential Tax liability that is indemnifiable under this Section 6.3(f) and the sole right to assume the defense of and the negotiations with the applicable Tax authority with respect to all such Tax matters and all claims or adjustments proposed with respect to any Buyer Taxes.

          (g) Amended Tax Returns. Sellers shall be responsible for filing any amended consolidated, combined or unitary income and franchise Tax Returns for any Acquired Company’s taxable periods ending on or prior to the Closing Date. For those jurisdictions in which separate Tax Returns are filed by any Acquired Company, any amended Tax Returns for taxable periods ending on or prior to the Closing Date shall be prepared by Sellers and furnished to such Acquired Company for signature and filing at least thirty (30) days prior to the due date for filing such Tax Returns, and such Acquired Company shall promptly file any such amended Tax Returns; provided, however, that Buyer shall have the right to review and comment upon any such amended Tax Returns, and shall not be required to file any such amended Tax Returns if, in the reasonable judgment of Buyer, such filing would adversely affect Buyer in a manner that is inconsistent with the allocation of Taxes hereunder.
          (h) Tax Sharing Agreements. Sellers shall terminate any Tax allocation or Tax sharing agreement (other than this Agreement) between or among Sellers or any Related Persons on the one hand and any Acquired Company on the other hand, effective as of the Closing Date.
          (i) Transfer Taxes. Any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax, transfer Tax, motor vehicle Tax, registration Tax or similar Tax or recording expense, notarial fee or other charge, expense or fee attributable to, imposed upon or arising from the Contemplated Transactions shall be divided evenly between Buyer and Sellers. Sellers shall file all Tax Returns with respect to such Taxes, charges, expenses and fees, and if requested by the Sellers, Buyer shall execute and deliver such certificates or forms as may be necessary and appropriate for Sellers to establish an exemption from (or otherwise reduce) such Taxes, charges, expenses and fees.
          (j) Elections and Changes. In preparing the Tax Returns referenced in this Sections 6.3(a) and (b), none of Buyer, Sellers or any Acquired Company shall make or cause to be made any material Tax election or change any material income Tax accounting method or period without giving prior written notice to and receiving the prior written consent of the other; provided, however, that such prior written consent shall not be required if and to the extent such change or election is required by Legal Requirements or by GAAP.
     6.4 Spin-off. Sellers shall use their Best Efforts to spin-off or distribute the Excluded Property prior to the Closing Date. To the extent that the completion of the spin-off or distribution of the Excluded Property is not practical or possible on or prior to the Closing Date, Buyer shall cause the spin-off or distribution of the Excluded Property to be effected as soon as reasonably possible following the Closing Date, but in no event later than 30 days after Closing Date. Any such transactions, whether before or after the Closing Date, will not result in any additional Taxes, fees or expenses to Buyer or the Acquired Companies and Sellers shall indemnify and hold harmless Buyer, or, at the discretion of the Buyer, the Acquired Companies from and against any liability related to any such spin-off or distribution of the Excluded Property.
     6.5 Employment; Employee Benefits. Each employee of an Acquired Company who continues employment with any of the Acquired Companies after Closing (a “Continuing Employee”) shall be eligible to continue to participate in Buyer’s health, vacation and other non-

equity based employee benefit plans; provided, however, that nothing in this Section 6.5 or elsewhere in this Agreement shall limit the right of Buyer to amend or terminate any such health, vacation or other employee benefit plan at any time. Nothing in this paragraph shall be interpreted to require Buyer to provide for the participation of any Continuing Employee in any Plan of Buyer.
     6.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by Sellers or by any Related Person of Sellers, and vice-versa, to be paid in full, or otherwise settled, prior to the Closing.
     6.7 Employee Non-Solicitation. For a period of two (2) years from and after the Effective Date, (i) Sellers covenant and agree that Sellers will not, and will cause their Related Persons to not, without the prior written consent of Buyer, directly or indirectly, solicit, induce or attempt to solicit or induce for employment any employee or agent of Buyer, the Acquired Companies or their Related Persons to terminate his or her relationship with Buyer, the Acquired Companies and/or their Related Persons, and (ii)_Buyer covenants and agrees that Buyer will not, and will cause its Related Persons to not, without the prior written consent of Seller, directly or indirectly, solicit, induce or attempt to solicit or induce for employment any employee or agent of Seller or its Related Persons to terminate his or her relationship with Seller or its Related Persons; provided, however, that neither Party shall be prohibited from (i) employing or otherwise working with any such person who contacts such Party on his or her own initiative and without direct or indirect solicitation and (ii) conducting general solicitations for employees or independent contractors (which solicitations are not specifically targeted at any of the other Party’s employees) through the use of media advertisements, professional search firms or otherwise. The Parties intend the covenants set forth in this Section 6.7 to be enforced as written. However, in the event that any provision set forth in this Section 6.7 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that Sellers and Related Persons shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer. In the event that a provision or term of this Section 6.7 is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.
     6.8 Audited Financials. Sellers shall deliver to Buyer within forty-five (45) days following the Closing Date audited combined balance sheets of the Acquired Companies and the Assets as of and for the year ended December 31, 2007, along with a report of the independent registered public accounting firm, and the related statement of income, changes in shareholders’ equity, and cash flows for the period then ended, including the notes thereto, if any (the “Year-End Audited Financial Statements”). The Year-End Audited Financial Statements shall be prepared at Seller’s expense, and Buyer shall take all steps reasonably requested by Sellers to facilitate completion of the Year-End Audited Financial Statements.

     6.9 Limited Non-Compete. For a period not to exceed twelve (12) months from the Closing Date, neither Multitest nor Everett Charles Technologies, Inc nor any other Related Person of Sellers will sell to Infineon Technologies AG or any of its subsidiaries (“Infineon”), “Gravity Handler” or “Strip Handler” base units that compete with like products offered by any Acquired Company, subject to the limitations below.
          (a) This limitation does not extend to any “Pick and Place” handlers currently referred to as the 95XX series or the 21XX series or any other Pick and Place handlers developed by Multitest or any of its Related Persons.
          (b) This limitation does not extend to any spare parts, sockets, change kits, service or other ancillary equipment sold to support any of the 85XX, 93XX or 99XX series machines previously sold to Infineon.
          (c) This limitation does not extend to any sockets, contactors, load boards or other related products manufactured and sold by Multitest, Everett Charles Technologies, Inc. or any other Related Person of Sellers.
          (d) While each of Multitest, Everett Charles Technologies, Inc. and any Related Person of Seller will not solicit Infineon for sales of such “Gravity Handler” base units during such 12 month period, the parties acknowledge that Infineon has purchased 85XX and 93XX machines from Multitest, and Buyer understands that Multitest has sold 99XX machines, several years prior to the date of this Agreement and Infineon may wish to purchase additional machines during such 12 month period. As a significant customer of the Acquired Companies and a significant purchaser of test handlers, the parties acknowledge their mutual interest in maintaining good relations with Infineon while preserving the relationship among Infineon and the Acquired Companies that is a significant factor in Buyer’s decision to enter into this Agreement. In the event Infineon or any of its subsidiaries contacts a Seller or a Related Person of Seller indicating that Infineon or any of its subsidiaries wishes to acquire additional 85XX, 93XX or 99XX machines, Multitest shall provide written notice to the Acquired Companies within 10 days of receiving such inquiry of the information concerning such inquiry (including potential order size, timing and other material details). Buyer will consider in good faith the request for a sale by Multitest of such machines, such consideration to include potential effects on the commercial relationship to be preserved and the potential ability of the Acquired Companies or a party affiliated with the Acquired Companies to satisfy such request. In the event that Buyer agrees that a sale by Multitest or any of its subsidiaries of additional 85XX, 93XX or 99XX machines would not materially impair the relationship among Infineon and the Acquired Companies, or that Infineon will not accept an alternative product from the Acquired Companies, then it shall so notify Multitest and Multitest may sell such machines, such permission not to be unreasonably withheld. Any determination by Buyer with respect to any one request will not constitute permission to sell with respect to any other request.
          (e) This limitation does not extend to any company that subsequent to the Closing Date is acquired by Infineon.
          (f) This limitation does not extend to any purchase by Infineon of any “MEMS Systems” even though such system may include a handler base unit, of any technology.

          (g) For clarification, this limited non-compete provision does not apply to any company other than Infineon.
     6.10 Expenses; Termination Fees. Except as set forth in this Section 6.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that Buyer shall pay all fees and expenses relating to or incurred in connection with notarization of this Agreement (“Notarization Expenses”) and the filing by the parties hereto of the pre-merger notification and report forms relating to the Contemplated Transactions under the HSR Act, if any, and the filing of any notice or other document under any Antitrust Laws (“Antitrust Expenses”, and together with Notarization Expenses, “Notarization and Antitrust Expenses”), provided further, that on the Closing Date (and provided Closing shall occur), Sellers shall reimburse Buyer for one-half of the filing fee included among Antitrust Expenses, if any, and one half of total Notarization Expenses.
     6.11 Profit and Loss Pooling Agreement. Sellers, for themselves and any Related Persons, shall indemnify Buyer or upon Buyer’s sole discretion the German Company from any payment or payments made or to be made by the German Company to the Seller under the Profit and Loss Pooling Agreement, even if allocable to the time period prior to the Closing Date.
     6.12 Assumption of Liabilities, Excluded Liabilities. Effective as of the Closing, Sellers shall deliver an Assumption of Liabilities Agreement (the “Assumption of Liabilities Agreement”) in a form reasonably acceptable to Buyer whereby Sellers agree to assume all liabilities therein defined (the “Excluded Liabilities”). The Assumption of Liabilities Agreement is attached hereto as Exhibit 6.12.
7. CONDITIONS PRECEDENT APPLICABLE TO BUYER
     The consummation of the Contemplated Transactions by Buyer is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in writing, in whole or in part):
     7.1 Notarization. This Agreement, including all schedules and exhibits attached hereto, shall have been duly notarized and sealed by a licensed notary as required under all applicable Legal Requirements.
8. INDEMNIFICATION; REMEDIES
     8.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the Asset Purchase Agreement and any other certificate or document delivered pursuant to this Agreement or the Asset Purchase Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     8.2 Indemnification and Payment of Damages by Sellers. Sellers and Parent, jointly and severally, shall indemnify and hold harmless Buyer and the Acquired Companies, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Buyer the amount of, any loss, liability, claim, damage (but expressly excluding therefrom any incidental, punitive, exemplary or consequential damages to any Indemnified Persons), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any Breach of any representation or warranty made by Sellers or Parent in this Agreement, the Disclosure Schedule, the Asset Purchase Agreement, or any other certificate or document delivered by Sellers pursuant to this Agreement or the Asset Purchase Agreement;
          (b) any Breach of any representation or warranty made by Sellers in this Agreement or the Asset Purchase Agreement;
          (c) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement or the Asset Purchase Agreement;
          (d) the Excluded Liabilities; or
          (e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
The remedies provided in this Section 8.2 will be exclusive and shall curtail all other remedies that may be available to Buyer or the other Indemnified Persons.
     8.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, the Asset Purchase Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or the Asset Purchase Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     8.4 Time Limitations.

          (a) Unless expressly stated otherwise, all claims of Buyer for a Breach under Section 4 shall be time-barred on the day that is thirty (30) months after the Closing has occurred.
          (b) Notwithstanding the provision in Section 8.4 above, any and all Claims of the Buyer with regard to a Breach of Sellers’ representations and warranties under Section 4.1 of this Agreement or Section 3.1 of the Asset Purchase Agreement shall become time-barred ten (10) years after Closing Date, any and all Claims of the Buyer with regard to a Breach of Sellers’ representations and warranties under Section 4.18 of this Agreement, or under the first full sentence of Section 4.21(d)(v) of this Agreement on the subject of the P1 (which sentence begins with the words, “The making, using, offering for sale, selling, otherwise distributing or importing the P1 Saturn...”), shall become time-barred five (5) years after Closing Date, and any and all Claims of the Buyer with regard to a Breach of Sellers’ representations and warranties under Section 4.10 of this Agreement shall become time barred three (3) months after the final and non-appealable assessment by a taxing authority of the relevant Tax.
          (c) For the avoidance of doubt, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.4 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to Parent or Sellers prior to such time.
     8.5 Limitations on Amount—Sellers. Parent and Sellers shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c), of Section 8.2 (“Sellers Applicable Claim(s)”): (a) until the aggregate of all Applicable Claims shall have exceeded the sum of US six hundred thousand and no/100 dollars ($600,000.00) (“Sellers’ Basket”), and then only to the extent of the excess over the Basket, and (b) to the extent that Damages to Indemnified Persons in connection with all Applicable Claims taken together shall have exceeded a total of US thirty million and no/100 dollars ($30,000,000.00) (the “Seller’s Indemnification Cap”). However, this Section 10.5 will not apply to any material Breach of any of Sellers’ material representations and warranties of which Sellers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Sellers of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches. Notwithstanding the foregoing, Damages arising, directly or indirectly, from or in connection with the Excluded Liabilities pursuant to Section 8.2(d) above, shall not be subject to the limitations in Section 8.4 or this Section 8.5, and neither the Sellers’ Basket nor the Sellers’ Indemnification Cap shall apply to such Damages.
     8.6 Procedure for Indemnification—Third Party Claims.
          (a) Promptly after receipt by an indemnified party under Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 8.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, ((i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent (which consent shall not unreasonably be withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     8.7 Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     8.8 Determination of Damages. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money at then Federal funds discount rate in determining Damages for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price provided in Section 2.
9. GENERAL PROVISIONS
     9.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer shall bear the notarial fees for notarization of this Agreement. Pursuant to Section 6.10, Sellers will reimburse Buyer for one-half of the HSR Act filing fee, if any, and any Antitrust and Notarization Expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     9.2 Confidential Information. Unless mutually agreed in writing, Buyer and Sellers each shall hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, all confidential information concerning any other party hereto furnished by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) available to such party on a non-confidential basis prior to its disclosure by such other party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by such party), and no party shall release or disclose such information to any other person, except to its auditors, attorneys, financial advisors, bankers, and other consultants and advisors who shall be advised of the provisions of this Section 9.2. Notwithstanding the foregoing, Buyer and Sellers may disclose confidential information to (i) their respective officers, directors, employees, agents and Representatives who have a need to know such information in furtherance of the transactions contemplated by this Agreement and any ancillary agreements, and (ii) any third party that executes a confidentiality agreement to keep all such information confidential to the same extent as provided in this Section 9.2. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by any other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Buyer and Sellers hereby expressly agree that the Purchase Price shall be considered confidential information as contemplated by this Section 9.2.
     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
     9.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

          If to Buyer, addressed to:
Cohu, Inc.
12367 Crosthwaite Circle
Poway, California 92064
Attn: Jeffrey D. Jones
Fax: (858) 848-8185
          With a copy to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Attn: Matthew Leivo
Fax: (858) 638-5162
          If to Sellers, addressed to:
C/O Dover Electronic Technologies, Inc.
17542 East 17th Street, Suite 470
Tustin, California 92780
Attn: Peter Marshall
Fax: (714) 731-7862
          With a copy to:
Wilson Hart Law Firm
415 North El Camino Real, Suite B
San Clemente, California 92672
Attn: Wilson Hart
Facsimile: (949) 481-8536
     9.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties exclusively in the courts of the State of California, County of Los Angeles, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     9.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     9.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     9.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated July 17, 2008 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.
     9.8 Disclosure Schedule. Unless stated otherwise in the Disclosure Schedule, the disclosures in the Disclosure Schedule, and those in any supplement thereto, must relate only to those representations and warranties in the Section of the Agreement to which they expressly refer and not to any other representation or warranty in this Agreement.
     9.9 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any wholly owned Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     9.10 Release of Claims. In consideration of the Purchase Price and the other covenants and agreements set forth herein, effective as of the Closing except as set forth in this Agreement or any exhibit or schedule to this Agreement (which are hereby excluded from this Section 9.10) and except for obligations in connection with sales and purchases in the Ordinary Course of Business of the Acquired Companies to or from Related Persons, effective as of the Closing, Sellers hereby fully and forever release and discharge the Acquired Companies (and their Representatives and Related Persons) from any and all claims, accusations, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, whether liquidated or un-liquidated, fixed or contingent, known or unknown, or otherwise, in each case, arising out of, relating to, or otherwise connected with all prior relationships with or dealings with, between or among any or all of the parties hereto, and any of their business or other relationships arising out of or related to the same. Sellers acknowledge that it may discover facts or law different from or in addition to the facts or law that they know or believe to be true with respect to the claims released in this Section 9.10 and agrees, nonetheless, that this Section 9.10 and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Sellers further agree that, to the fullest extent permitted by law, it will not prosecute, nor allow to be prosecuted on its behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Section 9.10.
     9.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     9.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     9.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     9.14 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles unless otherwise explicitly stated differently in this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

“BUYER”:	PLATIN 314. GMBH, a limited liability company formed pursuant to the laws of the Federal Republic of Germany (future Delta Design Europe GmbH)

By:	/s/ James A. Donahue
	Name:	James A. Donahue
	Title:	President & CEO

DELTA DESIGN, INC., a Delaware corporation
By:	/s/ James A. Donahue
	Name:	James A. Donahue
	Title:	President & CEO

“GERMAN SELLER”:	DOVER GERMAN INTRA-GROUP SERVICE GMBH, a limited liability company formed pursuant to the laws of the Federal Republic of Germany

By:	/s/ Peter J. Marshall
	Name:	Peter J. Marshall
	Title:	Attorney-in-fact

“US SELLER”:	DELAWARE CAPITAL FORMATION, INC., a Delaware corporation

By:	/s/ Peter J. Marshall
	Name:	Peter J. Marshall
	Title:	Attorney-in-fact

“ASIA SELLER”:	DOVER GLOBAL TRADING PTE. LTD., formed pursuant to the laws of the Republic of Singapore

By:	/s/ Peter J. Marshall
	Name:	Peter J. Marshall
	Title:	Attorney-in-fact

“PARENT”:	DOVER ELECTRONIC TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Peter J. Marshall
	Name:	Peter J. Marshall
	Title:	Vice President Finance